Exhibit 99.1

Kopin Corporation Reports Financial Results for the Second Quarter 2025

●	Creates strategic partnership with Theon Sensors to gain significant and immediate access to Europe, Southeast Asia and NATO growth opportunities

●	Introduced first phase of optical automation which is expected to increase throughput and quality and reduce costs

●	Positive book to bill including new contract wins in helmet mounted display systems and MicroLED Display research orders

●	NeuralDisplayTM achieved prototype milestone with software and hardware improvements

●	Inclusion in Russell 2000 and 3000 indexes on June 27th, 2025

●	Recently Announced Erich Manz as new Chief Financial Officer, effective September 2nd

WESTBOROUGH, MA, August 12, 2025 (BUSINESSWIRE) – Kopin Corporation (“Kopin” or “the Company”) (Nasdaq: KOPN), a leading developer and provider of high-performance application-specific optical solutions consisting of high-resolution microdisplays, microdisplays subassemblies and related components for defense, enterprise, industrial, and consumer products, today reported financial results for the Second Quarter ended June 28, 2025.

“The recently announced Theon Sensors, S.A (Theon) investment in Kopin Europe and our global operations is a transformational event for Kopin.” said Michael Murray, CEO of Kopin. Mr. Murray continued “Theon is a global market leading developer and manufacturer of customizable night vision, thermal imaging systems and Electro-Optical ISR systems. Kopin’s exposure to the European and Southeast Asian defense market has been minimal to date. European NATO nations have pledged to make over a trillion dollars of investments in defense. Our relationship with Theon provides Kopin with a tremendous market leading partner, a vertically integrated optical technology developer and provides immediate access into this rapidly growing market while greatly reducing the time to build our European and Southeast Asian presence and revenue. Kopin provides Theon with access to our advanced display technologies, our growing suite of application specific solutions and a trusted US defense integrator.”

Mr. Murray, continued, “Revenue in the second quarter of 2025 was lower than expectations due to order delays related to US government budget process delays and subsequent customer uncertainty. We are now experiencing improved order flow as we have now received several of the orders previously expected and believe further contracts will be issued over the next few months.

“Defense departments in the U.S., EU and Southeast Asia are increasing their budgets to combat security threats and advancing technologies. Our products and technologies are industry leading and with the addition of Theon along with our existing Tier one customers, Kopin is transforming into a global defense player,” Mr. Murray concluded.

Second Quarter Financial Results

Total revenues for the second quarter ended June 28, 2025, were $8.5 million, compared to $12.3 million for the second quarter ended June 28, 2024. Year-over-year product revenues decreased to $7.5 million compared to $11.1 million in the year ago period. The decrease was from a reduction in revenues from products used in thermal weapon sights, lower than expected orders for training and simulation and optical inspection modules that was partially offset by an increase in sales of our products used for public safety and medical devices. Second quarter 2025 funded research and development revenues decreased to $0.9 million primarily due to decreases in funding for U.S. defense programs and budget delays.

Cost of Product Revenues for the second quarter of 2025 were $7.1 million, or 94% of net product revenues, compared with $8.7 million, or 79% of net product revenues for the second quarter of 2024. The increase in cost of product revenue as a percentage of net product revenues for the three months ended June 28, 2025 as compared to the three months ended June 29, 2024 was due to a decrease in unit volumes which resulted in the under absorption of overhead costs.

Research and Development expenses (R&D) for the second quarter of 2025 were $1.9 million compared to $1.8 million for the second quarter of 2024. Customer-funded R&D expense declined approximately $0.2 million in the second quarter of 2025 as compared to the second quarter of 2024, while internal R&D increased $0.3 million year over year. Customer funded R&D declined due to the completion of certain programs and delays in receiving new programs due to the government budgeting process. Internal R&D increased primarily due investments in production automation. Selling, General and Administration expenses (SG&A) were $4.9 million for the second quarter of 2025, compared to $7.3 million for the second quarter of 2024. The decrease for the three months ending June 28, 2025, as compared to the three months ending June 29, 2024, was primarily due to a decrease in legal fees partially offset by an increase in non-cash stock-based compensation.

Net Loss Attributed to Kopin Corporation for the second quarter of 2025 was ($5.2) million, or ($0.03) per share, compared with ($5.9) million, or ($0.05) per share, for the second quarter of 2024.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended June 28, 2025, for final disposition as well as important risk factors.

Earnings Call and Webcast

Kopin Corporation management will host the conference call, followed by a question-and-answer session.

Date: Tuesday, August 12, 2025

Time: 8:30 AM Eastern Time (5:30 AM Pacific Time)

U.S. dial-in number: 800-343-4136

International number: 203-518-9843

Conference ID: KOPIN

Webcast: 2Q25 Webcast Link

The Company will also provide a link https://www.kopin.com/investors/ for those who wish to stream the call via webcast. Please call the conference telephone number 5-10 minutes prior to the start time.

A telephonic replay of the conference call will also be available through August 19, 2025.

Toll-free replay number: 844-512-2921

International replay number: 412-317-6671

Replay passcode: 11159803

About Kopin

Kopin Corporation is a leading developer and provider of innovative display and optical technologies sold as critical components and subassemblies for defense, industrial and consumer products. Kopin’s technology portfolio includes ultra-small MicroLED (µLED), Active-Matrix Liquid Crystal displays (AMLCD), Liquid Crystal on Silicon (LCOS) displays and Organic Light Emitting Diode (OLED) displays, a variety of optics, and low-power ASICs. For more information, please visit Kopin’s website at www.kopin.com. Kopin is a trademark of Kopin Corporation.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “expects,” “believes,” “can,” “will,” “estimates,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements may include statements with respect to our projected increase in demand for our thermal weapons displays; and our belief that there are opportunities for additional follow-on orders and several new customer development orders which we expect to receive soon. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements, including without limitation our ability to produce thermal weapons displays in adequate quantities to meet projected demand, the outcome of any litigation and other factors beyond our control. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 28, 2024, or as updated from time to time our Securities and Exchange Commission filings.

Contact Information

For Investor Relations

Kopin Corporation

Richard Sneider

Treasurer and Chief Financial Officer

rsneider@kopin.com

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

KOPN@mzgroup.us

+561 489 5315

Kopin Corporation

Supplemental Information

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Display Revenues by Category (in millions)
Defense	$6.3	$10.4	$14.7	$18.7
Industrial/Enterprise	1.0	0.6	1.4	1.4
Medical	0.2	-	0.6	-
R&D	0.9	1.2	2.2	2.1
License and Royalties	0.1	0.1	0.1	0.2
Total	$8.5	$12.3	$19.0	$22.4

Stock-Based Compensation Expense
Cost of product revenues	$87,000	$268,000	$226,000	$489,000
Research and development	124,000	117,000	242,000	261,000
Selling, general and administrative	537,000	291,000	1,054,000	661,000
	$748,000	$676,000	$1,522,000	$1,411,000

Other Financial Information
Depreciation and amortization	$225,000	$137,000	$445,000	$332,000

Kopin Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Revenues:
Net product revenues	$7,498,436	$11,054,030	$16,728,321	$20,079,396
Research and development revenues	907,907	1,170,329	2,144,574	2,070,294
Other revenues	48,540	112,064	120,480	219,374
	8,454,883	12,336,423	18,993,375	22,369,064
Expenses:
Cost of product revenues	7,071,517	8,685,328	14,700,984	17,226,902
Research and development	1,945,436	1,839,663	4,061,357	3,940,416
Selling, general and administration	4,899,313	7,267,868	9,600,374	14,499,733
Litigation damages	-	-	-	24,800,000
	13,916,266	17,792,859	28,362,715	60,467,051

Loss from operations	(5,461,383)	(5,456,436)	(9,369,340)	(38,097,987)

Other income (expense), net	346,750	(465,562)	1,193,174	(372,226)

Loss before provision for income taxes	(5,114,633)	(5,921,998)	(8,176,166)	(38,470,213)

Tax provision	(52,000)	-	(104,000)	-

Net loss	(5,166,633)	(5,921,998)	(8,280,166)	(38,470,213)

Net loss per share:
Basic	$(0.03)	$(0.05)	$(0.05)	$(0.32)
Diluted	$(0.03)	$(0.05)	$(0.05)	$(0.32)

Weighted average number of common shares outstanding:
Basic	166,351,615	121,400,739	166,234,813	120,757,868
Diluted	166,351,615	121,400,739	166,234,813	120,757,868

Kopin Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

	June 28, 2025	December 28, 2024
ASSETS
Current assets:
Cash, restricted cash and marketable securities	$27,837,187	$36,629,778
Accounts receivable, net	9,481,332	11,850,654
Inventory	6,685,225	6,134,096
Contract assets and unbilled receivables	6,840,887	7,074,020
Prepaid and other current assets	1,795,521	1,153,852

Total current assets	52,640,152	62,842,400

Plant and equipment, net	2,684,545	2,099,708
Operating lease right-of-use assets	2,212,679	2,134,898
Equity investments	3,523,632	3,564,938
Other assets	123,822	123,822

Total assets	$61,184,830	$70,765,766

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,129,863	$5,941,470
Accrued expenses	2,994,134	3,095,414
Accrued Compensation	40,000	40,000
Deferred tax liabilities	447,498	414,118
Contract liabilities and billings in excess of revenue earned	275,053	87,752
Operating lease liabilities	765,559	639,642
Accrued warranty	2,016,000	2,557,000
Accrued legal expenses	5,961,506	6,367,900
Accrued litigation damages	24,800,000	24,800,000

Total current liabilities	41,429,613	43,943,296

Other long term liabilities	2,279,107	2,060,932
Operating lease liabilities, net of current portion	1,436,276	1,479,976

Total stockholders' equity	16,039,834	23,281,562
Total liabilities and stockholders' equity	$61,184,830	$70,765,766